                                                Dynex Capital, Inc.




--------------------------------------------------------------------------------

                                     Notice of Annual Meeting of Stockholders
                                                        and
                                                  Proxy Statement


--------------------------------------------------------------------------------

                                          Annual Meeting of Stockholders
                                                   May 19, 1998

                                                DYNEX CAPITAL, INC.




                                                                 March 26, 1998






To Our Stockholders:

      You  are  cordially   invited  to  attend  the  1998  Annual   Meeting of
Stockholders of Dynex Capital, Inc. to be held at the AmeriSuites Hotel located at Innsbrook Corporate Center, 4100 Cox Road, Glen Allen, Virginia on Tuesday, May 19, 1998, at 2:00 p.m. Eastern time.

      The business of the meeting is to (i) elect the Directors and (ii) approved an amendment to the Company's Articles of Incorporation. Information relating to these proposals is set forth in the Proxy Statement attached.

      While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.

                                                             Sincerely,



                                                             Thomas H. Potts
                                                             President

                                                         1
                                                DYNEX CAPITAL, INC.

                                                10900 Nuckols Road
                                            Glen Allen, Virginia 23060
                                                  (804) 217-5800
                                           ----------------------------

                                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To Our Stockholders:

      The Annual Meeting of Dynex Capital, Inc. will be held at the AmeriSuites Hotel located at Innsbrook Corporate Center, 4100 Cox Road, Glen Allen, Virginia on Tuesday, May 19, 1998, at 2:00 p.m. Eastern time, to consider and act upon the following matters:
     1.  The election of five Directors, each for a one-year term;
     2. Approval of an amendment to the Company's Articles of Incorporation to comply with certain requirements of the New York Stock Exchange ("NYSE") regarding transactions entered into or through facilities of the NYSE which involve excess shares of the Company's common stock; and
     3.  Such other business as may properly come before the Annual Meeting.

      Only stockholders of record at the close of business on March 25, 1998, the record date, will be entitled to vote at the Annual Meeting.

      Management desires to have maximum representation at the Annual Meeting and respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. A proxy may be revoked by a stockholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                        By order of the Board of Directors



                                        Lynn K. Geurin
                                        Secretary




Dated:  March 26, 1998

--------------------------------------------------------------------------------
                                                                 1
--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

Directions from the North on Interstate 95:
Take the Interstate 295  West-Charlottesville  exit.  Travel  approximately
8.5 miles  on  Interstate  295  West  towards  Charlottesville.   Take  the
Nuckols Road-South Exit. Travel approximately 1.0 mile to the first stop light, which is located at the corner of Cox and Nuckols Road. Turn right on Cox Road. Travel approximately 1.5 miles and turn right at the AmeriSuites Hotel entrance.

Directions from the airport:
(In regards to the map above - Interstate 64 should be used as a reference point only)As you leave the airport on 156 North-Airport Drive follow the "to 295-North"signs. You will pass the Interstate 64 East and West exists and the Interstate295 South exit. After these exits, continue on 156 North-Airport Drive approximately 2.5 miles. Take the "295 North to 95-North and 64-West" exit Northtowards Washington. Stay on Interstate 295 North for approximately 19.5 miles.Take the Nuckols Road-South Exit. Travel approximately 1.0 mile to the firststop light, which is located at the corner of Cox and Nuckols Road. Turn righton Cox Road. Travel approximately 1.5 miles and turn right at the AmeriSuites Hotel entrance.

Directions from the South or Downtown:
Take Interstate 64 West to Interstate 295 towards Washington. Take the first exit - Nuckols Road South. Travel approximately 1.0 mile to the first stop light, which is located at the corner of Cox and Nuckols Road. Turn right on Cox Road. Travel approximately 1.5 miles and turn right at the AmeriSuites Hotel entrance.

--------------------------------------------------------------------------------
7
--------------------------------------------------------------------------------

                                                            1
                                                   DYNEX CAPITAL, INC.

                                                    10900 Nuckols Road
                                                Glen Allen, Virginia 23060
                                                      (804) 217-5800
                                               ----------------------------

                                                     PROXY STATEMENT
                                              ANNUAL MEETING OF STOCKHOLDERS
                                                       May 19, 1998

To Our Stockholders:

      This Proxy Statement is furnished with the solicitation by the Board of Directors of Dynex Capital, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the AmeriSuites Hotel located at Innsbrook Corporate Center, 4100 Cox Road, Glen Allen, Virginia on Tuesday, May 19, 1998, at 2:00 p.m. Eastern time. The Annual Meeting is being held for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting are being provided to stockholders beginning on or about March 26, 1998.

                                                 GENERAL INFORMATION

Solicitation

      The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone and telegram by Directors and officers of the Company. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the Company's common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to such beneficial owners. Additionally, the Company has engaged the firm of MacKenzie Partners, Inc., New York, New York, to conduct proxy solicitations on its behalf at a cost estimated to be $5,000, plus reasonable out-of-pocket expenses.

Voting Rights

      Holders of shares of the Company's common stock at the close of business on March 25, 1998, the record date, are entitled to notice of, and to vote at,the Annual Meeting. On that date 45,548,182 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Annual Meeting.

Voting of Proxies

      Shares of common stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors, and FOR the amendment to the Company's Articles of Incorporation to comply with certain requirements of the New York Stock Exchange relating to transactions involving excess shares, as set forth herein.

      The management and the Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein; no stockholder proposals were received by the Company on or before November 1,1997, the deadline for inclusion of such proposals in this Proxy Statement.



Revocability of Proxy

      The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

Annual Report on Form 10-K

      The Annual Report on Form 10-K, including financial statements for the year ended December 31, 1997, which are being mailed to stockholders together with this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

                            ELECTION OF DIRECTORS

      Five Directors of the Company, constituting the entire Board of Directors, are to be elected at the 1998 AnnualMeeting to serve until the next annual meeting and until their successors are elected and duly qualified. Mr. J. SidneyDavenport, Mr. Richard C. Leone, Mr. Thomas H. Potts, Mr. Paul
S. Reid and Mr. Donald B. Vaden have been nominated bythe Board of Directors for re-election to the Board of Directors at the Annual Meeting. Unless authorization iswithheld, the persons named as proxies will vote FOR the election of the nominees of the Board of Directors named above.
Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the proxies will be voted for such other person as the Board of Directors may designate. Selected biographical information regarding each nominee is set forth below:

     J. Sidney Davenport, 56, has been a Director of the Company since its organization in December 1987. He was a Vice President of The Ryland Group, Inc., a publicly-owned corporation engaged in residential housing construction and mortgage-related financial services, from March 1981 to January 1998. Mr. Davenport was Executive Vice President of Ryland Mortgage Company from April 1992 to January 1998. Mr. Davenport served as a Director of Mentor Income Fund, Inc., a publicly-traded closed-end mutual fund, from June 1992 to August 1993.

     Richard C. Leone, 57, has been a Director of the Company since January 1988. He currently is the President of The Twentieth Century Fund, a tax-exempt research foundation engaged in economic, political and social policy studies. Mr. Leone is also a Director of seven Dreyfus mutual funds.

     Thomas H. Potts, 48, has been President and a Director of the Company since its organization in December 1987. Prior to that, Mr. Potts served in various positions on behalf of The Ryland Group, Inc. Mr. Potts served as Treasurer of The Ryland Group, Inc. from May 1987 until April 1992,
Executive Vice President of Ryland Acceptance Corporation ("Ryland Acceptance")from November 1987 until April 1992, and Executive Vice President, and previously Senior Vice President of Ryland Mortgage Company from April 1991 until April 1992. Mr. Potts also served as President and Director of Mentor Income Fund, Inc. from its inception in December 1988 until June 1992.

     Paul S. Reid, 49, has been a Director of the Company since January 1988. Mr. Reid is currently the Executive Vice President of the Mortgage Bankers Association of America. From 1989 until 1997, Mr. Reid served as the President and Chief Executive Officer of American Home Funding, Inc., a wholly-owned subsidiary of Rochester Community Savings Bank, an FDIC insured institution.

     Mr. Reid has advised the Board that he may have to resign from the Board due to a possible conflict of interest. In such event, the Board would nominate a new director to fill the vacancy created by Mr. Reid's resignation.

      Donald B. Vaden, 63, has been a Director of the Company since January 1988. In March 1995, Mr. Vaden resumed practicing law specializing in mediation and arbitration, and is certified for general and family mediation by the Supreme Court of Virginia. He serves as a director of the Virginia Mediation Network, Inc. He is the retired past Chairman of Residential Home Funding Corporation where he served from December 1992 until February 1995.


Information Concerning the Board of Directors

      The members of the Audit Committee during 1997 were Mr. Davenport, Mr. Reid and Mr. Vaden. The Audit Committee reviews and approves the scope of the annual audit undertaken by the Company's independent certified public accountantsand meets with them on a regular basis to review the progress and results of their work as well as any recommendations they may make. The Audit Committee held three regular meetings and one special meeting in 1997. The Board of Directors also had a Compensation Committee during 1997 with the members being Mr. Davenport, Mr. Leone, Mr. Reid and Mr. Vaden. The Compensation Committee met two times in 1997. The Company has no other standing committees of the Board of Directors.

      The Board of Directors held four regular meetings and one special meeting in 1997. During this period, each of the Directors attended at least 75% of these meetings of the Board of Directors and the committees on which he served.

     The Directors who are not employed by the Company (the "Outside Directors") receive an annual fee of $25,000 per year, plus $500 for each meeting of the Board of Directors, or a committee thereof, they attend. In addition, these Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

     In 1995, the Company adopted the 1995 Directors Stock Incentive Plan (the "Directors Plan") pursuant to which Directors of the Company as of May 1, 1995, who were not employees of the Company or its affiliates, each received an initial grant of 7,000 Stock Appreciation Rights ("SARs"). Under the Directors Plan, new Directors receive an initial grant of 5,000 SARs. Subsequent to these initial grants, eligible Directors are granted 1,000 SARs annually through May 1, 1998. The exercise price of the SARs is equal to the market value of the Company's common stock on the date of each grant. The SARs may be settled only in cash. As authorized by the Directors Plan, on May 1, 1997, each eligible Director received a grant of 1,000 SARs.

                                                OWNERSHIP OF COMMON STOCK

     The table below sets forth, as of December 31, 1997, the number of shares of common stock beneficially owned by owners of more than five percent of the Company's common stock outstanding, each Director of the Company, the President, each of the other four executive officers named in the Summary Compensation Table under "Management of the Company", and the number of shares beneficially owned by all of the Company's Directors and officers as a group. To the Company's knowledge, no other person beneficially owns more than 5% of the outstanding shares of common stock. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares beneficially owned.

            Name of                    Amount and Nature of      Percent of
      Beneficial Owner                 Beneficial Ownership      Common Stock
      -----------------                 --------------------     ------------
     J. Sidney Davenport                106,894                       *
     Richard C. Leone                     3,200 (1)                   *
     Thomas H. Potts                      1,503,009 (2)               3.33%
     Paul S. Reid                         5,682                       *
     Donald B. Vaden                     28,853 (3)                   *
     Lynn K. Geurin                      35,845                       *
     William J. Moore                     2,000                       *
     William Robertson                    4,460 (4)                   *
     William H. West, Jr.                 4,250                       *
     Legg Mason (5)                   2,514,817                       5.65%

     All Directors and executive
     officers as a group               1,694,193                      3.75%


--------------------------------------------------------------------------------

*     Less than 1% of the outstanding shares of common stock.

(1) Includes 600 shares of common stock owned of record by such person's children.
(2) Includes 25,314 shares of common stock owned of record by such person's children and spouse.
(3)  Includes 2,330 shares of common stock of record by such person's spouse.
(4) Includes 3,460 shares of common stock of record by such person's children and spouse.
(5) Address: 100 Light Street, Baltimore, Maryland 21202. Shares are held by Legg Mason Special Investment Trust,Inc. and Legg Mason Total Return Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof; and by various clients of Legg Mason Capital Management, Inc., Legg Mason Trust Company and Legg Mason Wood Walker, Inc., each having power to dispose thereof.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                MANAGEMENT OF THE COMPANY
--------------------------------------------------------------------------------

     The executive officers of the Company and their positions are as follows:

         Name                    Age        Position(s) Held
         Thomas H. Potts          48        Director and President
         Lynn K. Geurin           41        Executive Vice President,
                                            Chief Financial Officer, Secretary
         William J. Moore         61        Executive Vice President
         William Robertson        53        Executive Vice President
         William H. West, Jr.     34        Executive Vice President

     The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding Mr. Potts is provided above. Information regarding the other executive officers of the Company is set forth below:

     Lynn K. Geurin has served as Executive Vice President and Chief Financial Officer of the Company since April 1992 and Secretary since Februay 1995. From December 1987 until April 1992, Ms. Geurin served as Secretary and Treasurer of the Company. From September 1987 until June 1992, she also served as Controller of Ryland Acceptance and its subsidiaries.
Ms. Geurin served as Secretary and Treasurer of Mentor Income Fund, Inc. from December 1988 until June 1992.

     A Form 4 involving one transaction for the purchase of 3,600 shares of the Company's common stock by Ms. Geurin was inadvertently not filed.

     William J. Moore has served as Executive Vice President, Commercial Real Estate Lending, since September 1996. From January 1992 until August 1996, Mr. Moore served as Chief Executive Officer for Multi-Family Capital Markets, Inc. In connection with the acquisition by the Company of Multi-Family Capital Markets, Inc., in August 1996, Mr. Moore was elected an officer of the Company.

     William Robertson has served as Executive Vice President, Manufactured Housing Lending, since November 1995. From 1993 until joining the Company in 1995, Mr. Robertson served as Senior Vice President for Household Financial Services. From 1992 until 1993, Mr. Robertson served as Vice President of ITT Consumer Financial Corporation. From 1989 until 1992, he served as Vice President of Residential Mortgage Operations for Chemical Bank.

     William H. West, Jr. has served as Executive Vice President, Portfolio Management, since July 1996. From October 1995 until June 1996, Mr. West served as Managing Director and Co-Head of the Fixed Asset Income Investment department at Mentor Investment Group, a unit of Wheat First Union. From August 1993 until October 1995, he served as Vice President/Portfolio Manager
at Mentor Investment Group.   From   December   1990   until   August   1993,
he   served  as Vice President/Portfolio Manager for Ryland Capital Management.

     In July 1995, the Securities and Exchange Commission ("SEC")approved the settlement of its investigation with respect to a 1992 purchase of the Company's common stock by the Company's President, Thomas H. Potts.
In connection with such settlement, the SEC filed a complaint in the United States District Court for the District of Maryland, and Mr. Potts agreed to
(i) entry of an injunction permanently enjoining him from violating Section 10(b) of the Act, (ii) pay a civil penalty, and (iii) disgorge the implied profit on the purchase plus interest. The Company concurs with Mr. Potts' decision to settle this matter and has full confidence in Mr. Potts. Mr. Potts has been a consistent purchaser of the Company's stock throughout his tenure with the Company, has never sold shares of the Company's stock and made the April 1992 purchases as a long-term investor. The Company does not expect this settlement to have any impact on the Company or the fulfillment of Mr. Potts' responsibilities as President.

Executive Compensation

     The Summary Compensation Table on the following page includes individual compensation information on the President and the four other most highly compensated executive officers ("Named Officers") during 1997, 1996 and 1995.

--------------------------------------------------------------------------------
                                                Summary Compensation Table
--------------------------------------------------------------------------------


                                                                                     Long-Term
                                                                               Compensation Awards              All Other
                                                                        ----------------------------------
                                           Annual Compensation (1)        Restricted Stock        SARs         Compensation
                                       -------------------------------
          Name and                     -------------------------------
    Principal Position        Year      Salary ($)       Bonus ($)        Award (#) (2)         (#) (3)          ($) (4)
--------------------------   --------  --------------  ---------------  -------------------  -------------- ------------------
Thomas H. Potts                 1997        $299,000         $228,000                    -          58,040            $46,447
    President and               1996         293,333          220,000                    -          58,036            257,648
Director                        1995         270,003          182,700                    -         100,000             33,894

Lynn K. Geurin                  1997         156,667          104,810                    -          19,340             30,500
    Executive Vice              1996         143,333          104,275                10,400         18,136             54,271
President
                                1995         126,667           85,118                    -          20,020             20,521

William J. Moore (5)            1997         154,667          100,000                    -          11,390             19,838
    Executive Vice              1996          50,000           33,333                    -               -              5,320
President

William Robertson (5)           1997         156,667           79,900                    -          11,610             15,611
    Executive Vice              1996         145,000           71,688                    -          10,882                  -
President
                                1995          21,029           10,913                    -               -                  -

William H. West, Jr. (5)        1997         141,667           58,269                    -          10,520              7,340
    Executive Vice              1996          67,500           31,725                    -           5,600                  -
    President

--------------------------------------------------------------------------------


1) Does not include perquisites and other personal benefits, securities or property where the aggregate amount of such compensation to an executive officer is the lesser of either $50,000 or 10% of annual salary and bonus.

2) As of December 31, 1996, Ms. Geurin holds 5,220 shares of restricted stock valued at $153,338. Dividends are paid on restricted stock.
3)   Stock Appreciation Rights ("SARs") .
4) Amounts for 1997 for Mr. Potts and Ms. Geurin consist of matching and profit sharing contributions to the Company's Executive Deferred Compensation Plan ("EDC Plan") and the Company's 401(k) Plan in the amount of $45,548 and $30,229, respectively. Amounts for 1997 for Mr. Potts and Ms. Geurin also consist of Group Term Life Insurance in the amount of $899 and $271, respectively. Amounts for 1997 for Mr. Moore, Mr. Robertson and Mr. West consist of matching and profit sharing contributions to the 401(k) Plan in the amount of $18,368, $14,996 and $7,237, respectively. Amounts for 1997 for Mr. Moore, Mr. Robertson and Mr.West also consist of Group Term Life Insurance in the amount of $1,470, $615 and $103, respectively.
5) Compensation for Mr. Moore, Mr. Robertson and Mr. West reflects salary from their dates of hire, which were August 31, 1996, November 6, 1995 and July 1, 1996, respectively.

--------------------------------------------------------------------------------
                  Aggregated SAR Exercises In Last Fiscal Year
                          And Year-End SAR Value Table

         The table below presents the total number of SARs (and related Dividend Equivalent Rights ("DERs")) exercised by the Named Officers in 1997 and held by the Named Officers at December 31, 1997 (distinguishing between SARs that are exercisable as of December 31, 1997 and those that had not become exercisable as of that date) and includes the aggregate amount by which the market value of the SARs (including related DERs) exceeds the exercise price at December 31, 1997.

                                                                                             Value of Unexercised
                          SARs Exercised               Number of Unexercised                     in-the-money
                            in 1997 (1)                  SARs at 12-31-97                  SARs at 12-31-97 (1) (2)
                   ------------------------------ --------------------------------     ----------------------------------
                      Number           Value
                      of SARs        Realized      Exercisable      Unexercisable      Exercisable       Unexercisable
                   --------------  -------------- --------------   ----------------    -------------    -----------------

Thomas H. Potts           90,000      $1,569,372         93,279            183,427         $554,959             $849,562

Lynn K. Geurin            15,000         479,221         48,185             57,061          421,512              253,828

William J. Moore               -               -              -             11,390                -                6,232

William Robertson              -               -          2,176             20,316           10,221               47,239

William H. West,               -               -          1,120             15,000            3,234               18,692
Jr.


--------------------------------------------------------------------------------

1)  Includes related DERs.
2) Based on the closing price ($13.25) on the New York Stock Exchange ("NYSE") of the Company's common stock on that date.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                              SAR Grants In Last Fiscal Year
--------------------------------------------------------------------------------

     The following table provides information related to SARs granted to the Named Officers during fiscal 1997.


                                             Individual Grants
                      ----------------------------------------------------------
                                       Percentage of                                        Potential Realizable Value
                                        Total SARs                                           at Assumed Annual Rates
                       Number of        Granted to          Exercise                           of Stock Appreciation
                          SARs         Employees in          Price         Expiration            for SAR Term (1)
                                                                                           ------------------------------
Name                  Granted (2)       Fiscal 1997      ($ per share)        Date            5% ($)         10% ($)
------------------    -------------   ----------------   ---------------   ------------    -------------  ---------------
Thomas H. Potts             58,040             29.71%           $13.750         2/2003         $315,803         $733,109

Lynn K. Geurin              19,340              9.90%            13.750         2/2003          105,232          244,285

William J. Moore            11,390              5.83%            13.750         2/2003           61,975          143,868

William Robertson           11,610              5.94%            13.750         2/2003           63,172          146,647

William H. West,            10,520              5.39%            13.750         2/2003           57,241          132,879
Jr.

--------------------------------------------------------------------------------


1) Excludes any value relative to the DERs associated with the SARs, except for DERs accrued as of December 31, 1997. However, the SARs will continue to accrue DERs over the period until exercise or expiration. The number of DERs that accrue on an SAR is based on the amount by which the dividends paid on common stock during the accrual period exceed a benchmark established by the Compensation Committee for such period. Each DER is equivalent to an additional SAR with the same exercise price as the SAR to which it is related. As of December 31, 1997, there were 41.30 DERs accrued per 1,000 SARs. Each such DER is convertible into one additional SAR and had a value of $0.55 at December 31, 1997, and assuming 5% and 10% annual rates of stock appreciation for the SAR term from the SAR grant date, each such DER would have a value of $5.44 and $12.63, respectively.
2) The SARs, which were granted under the Company's Incentive Plan and have an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of grant, become exercisable in annual 20% increments from the date of grant.


--------------------------------------------------------------------------------


Employment Agreements

         Mr. Potts has entered into an employment agreement with the Company, effective September 30, 1994. The employment agreement has a term of seven years. Pursuant to his employment agreement, Mr. Potts agreed to devote his full business time and efforts to the business of the Company. Mr. Potts currently receives a base salary of $300,000 per annum; such base salary is subject to normal periodic review at least annually by the Compensation Committee based on the salary policies of the Company and Mr. Potts' contributions to the Company. Mr. Potts is also entitled to receive incentive compensation as approved by the Compensation Committee.

         The employment agreement will terminate in the event of Mr. Potts' death or total disability, may be terminated by the Company with "cause" (as defined therein) or for any reason other than cause, and may be terminated by the resignation of Mr. Potts. If the employment agreement is terminated by the Company for any reason other than cause, total disability or death, then the Company shall pay to Mr. Potts his salary and benefits through the expiration date. The employment agreement contains certain covenants, among other things, by Mr. Potts requiring him to maintain the confidentiality of information relating to the Company and restricting his ability to compete with the Company.

         Mr. Moore entered into an employment agreement with the Company, effective as of August 31, 1996. The employment agreement has a term of five years. Pursuant to his employment agreement, Mr. Moore agreed to devote his full business time and efforts to the business of the Company.
Mr. Moore currently receives a base salary of $157,000 per annum; such base salary is subject to normal periodic review at least annually by the Compensation Committee based on the salary policies of the Company and Mr. Moore's contributions to the Company. Mr. Moore is also entitled to receive incentive compensation as approved by the Compensation Committee.

         The employment agreement will terminate in the event of Mr. Moore's death or total disability, may be terminated by the Company with "cause" (as defined therein) or for any reason other than cause, and may be terminated by the resignation of Mr. Moore. If the employment agreement is terminated by the Company for any reason other than cause, total disability or death, then the Company shall pay to Mr. Moore his salary through the expiration date. The employment agreement contains certain covenants, among other things, by Mr. Moore requiring him to maintain the confidentiality of information relating to the Company and restricting his ability to compete with the Company.

         The Company has no other employment agreements with its executive officers.

Compensation Committee Report

         The Compensation Committee of the Company's Board of Directors, which is comprised exclusively of directors who are not employees of the Company, administers the Company's executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the Compensation Committee.

         The Compensation ommittee believes that executive compensation should reward long-term value created for shareholders and reflect the business strategies and long-range plans of the Company. The guiding principles in regards to compensation are (i) to attract and retain key high caliber executives, (ii) to provide levels of compensation competitive with those offered by the Company's competitors, (iii) to motivate executives to enhance long-term stockholder value by linking stock performance (on a total return basis) with long-term incentive compensation, and (iv) to design a long-term compensation program that leads to management retention.

         Executive officer compensation is based on three principal components: base salary, annual bonus, and SARs (and related DERs) granted under the Company's Incentive Plan. The base salaries of executive officers, including Mr. Potts, are determined annually by the Compensation Committee. Base salary is intended to be set at a level competitive with the amounts paid to the management of companies with similar business structure, size and marketplace orientation, with additional emphasis on professional experience.

         In accordance with the Company's philosophy that the compensation package of the executive officers be directly and materially linked to operating performance and the total return of the Company's common stock, the bonus component of annual compensation is directly tied to the achievement ofpre-established target earnings per share goals established by the Compensation Committee. In addition, the payment of a portion of the annual bonus for each executive officer, except Mr. Potts, depends upon the attainment of planned objectives established at the beginning of the year specifically for that executive. Whether or not an executive officer earns a bonus in any year is determined based upon the achievement of these earnings goals and specific objectives. Partial bonuses may be awarded for partial completion of planned objectives and the achievement of earnings percentage of base salary payable as bonus ranges from 50% to 75%. Mr. Potts' maximum potential bonus, which is based solely on earnings per share targets pre-established by the Compensation Committee, is 75% of base salary. Mr. Potts' compensation is heavily weighted toward attainment of long-term value through the Incentive Plan awards. Each year the President establishes bonus programs for all executive officers (other than himself) in the first quarter. The Compensation Committee reviews and approves the plans at their annual Compensation Committee meeting. In 1997, partial bonuses were paid in respect of achievement of earnings per share goals above the minimum level but below the target and for full or partial attainment of planned objectives.

         The Company also uses SARs and related DERs to align the long-range interest of its executive officers with the interests of shareholders. The amount of SARs that are granted to executive officers is determined by the Compensation Committee, taking into consideration the officer's position with the Company, overall individual performance, and an estimate of the long-term value of the SARs and related DERs in light of the officer's current base salary. The Compensation Committee applies its collective judgment to determine the grants appropriate under the Incentive Plan, with emphasis placed on the anticipated long-term value of the award considering current base salary. As noted above, a larger percentage of Mr. Potts' overall compensation package is comprised of grants of SARs and related DERs reflecting the Compensation Committee's view that compensation for the President should depend heavily on the long-term total return performance of the Company's common stock.

         Section   162(m)  of  the  Internal   Revenue  Code   ("Code")  limits
deductibility of compensation for the Chief Executive Officer and the additional four executive officers who are the most highly paid and employed at year end to $1 million per year per individual, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, some compensation may be excluded from consideration in computing the $1 million limit. One of such conditions is that a committee composed solely of "outside" directors as defined in the Code be appointed to consider and approve compensation intended to qualify for exclusion from the $1 million limit. Therefore, the Compensation Committee has established a subcommittee satisfying these requirements. The Compensation Committee will review and may ratify the recommendations of such subcommittee. Mr. Potts received compensation in excess of $1 million in 1997, which was fully deductible by the Company. To date, no other executive officer has received compensation in excess of $1 million per year. The policy of the Compensation Committee relative to this provision of the Code is to establish and maintain a compensation program which maximizes the creation of long-term shareholder value.

         The Company's Incentive Plan and the Company's Bonus Plan provide for certain executive officers and key employees to meet the conditions necessary for compensation paid pursuant to those plans to be excluded from consideration in computing the $1 million limit. It must be noted, however, that the
Compensation Committee is obligated to the Board of Directors and the stockholders of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Compensation Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of stockholders.

                           Richard C. Leone, Chairman
                               J. Sidney Davenport
                                                     Paul S. Reid
                                                     Donald B. Vaden

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee during 1997 were Mr. Davenport, Mr. Leone, Mr. Reid, and Mr. Vaden.

         Mr. Davenport served as an executive officer of Ryland Mortgage Company ("Ryland") until January 1998. During 1997, the Company acquired model homes from Ryland for an aggregate purchase price of $11,350,125.

         Mr. Reid served as an executive officer of American Home Funding, Inc.("AHF") until October 1997. During 1997, the Company acquired
mortgage-backed pass  through   securities   from  AHF  for  an  aggregate
purchase price of approximately $12,982,177, the estimated fair value of such securities at the date of purchase. The Company may continue to purchase similar securities from AHF in the future.

--------------------------------------------------------------------------------
Total Return Comparison
--------------------------------------------------------------------------------

         The following graph demonstrates a five year comparison of cumulative total returns for Dynex Capital, Inc. ("DX"), the Standard & Poor's 500 ("S&P 500"), and the Value Line, Inc. Real Estate Investment Trust Industry Index (the "Peer Group"). The table below assumes $100 was invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in DX common stock, S&P 500, and Peer Group.

                                          Comparative Five-Year Total Returns *
                                                 DX, S&P 500, Peer Group
                                          (Performance Results through 12/31/97)



                             [ GRAPH TO BE PROVIDED BY VALUE LINE ON 3/13/98 ]



                       ------------- -------------- ------------- -------------- -------------- --------------
                           1992          1993           1994          1995           1996           1997
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------
                       ------------- -------------- ------------- -------------- -------------- --------------
     DX                  $ 100.00       157.05         66.60         137.07         221.10         224.66
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------
     S&P 500             $ 100.00       110.09         111.85        153.80         189.56         252.82
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------
     Peer Group          $ 100.00       108.55         117.95        136.48         186.65         219.11
     ----------------- ------------- -------------- ------------- -------------- -------------- --------------


* Cumulative total return assumes reinvestment of dividends. The source of this information is Value Line, Inc. The factual material is obtained from sources believed to be reliable, but Value Line, Inc. is not responsible for any errors or omissions contained herein.


                                        AMENDMENT TO ARTICLES OF INCORPORATION

     The Board of  Directors,  by  unanimous  written  consent, has advised and
approved  an  amendment  to  the   Company's   Articles  of  Incorporation   in
substantially the form set forth below.

     "Resolved, that the Company's Articles of Incorporation be amended by deleting paragraph (7) of Article VI in its entirety and substituting therefor:
"(7) Application of Article. Nothing contained in this Article or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified real estate investment trust under the Code; provided, however, that nothing in this Article VI or elsewhere in these Articles shall preclude settlement of any transaction entered into or through the facilities of the New York Stock Exchange or any other exchange on which the Corporation's common shares may be listed from time to time."

     The Board unanimously recommends to the stockholders that the Articles of Incorporation be amended, as set forth above. The New York Stock Exchange has requested that the Company amend its Articles of Incorporation as provided herein.

     If the amendment to the Company's Articles of Incorporation is approved by the stockholders, the cost to the Company to effect this amendment is not expected to be significant.

     The Board recommends a vote FOR the proposal to amend the Company's Articles of Incorporation.


                                                 APPOINTMENT OF AUDITORS

         For the year ending December 31, 1997, KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, examined the financial statements of the Company. The Company's Audit Committee and Board of Directors have determined that sound business practice suggests that it would be appropriate to consider periodically whether the Company would be able to reduce its overall accounting costs, while maintaining or enhancing the efficiency of the audit process, by seeking competitive proposals on its accounting work. After reviewing any proposals received, including a fee quote from Peat Marwick, the Audit Committee will make a recommendation to the Board of Directors, on the appointment of an independent public accountant for the year ending December 31, 1998.

         During 1997, there were no disagreements between the Company and Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. A representative of Peat Marwick is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from stockholders.


                                           VOTES REQUIRED TO ADOPT RESOLUTIONS

         The election of Directors requires a plurality of votes cast at the meeting. The approval of the proposal to amend the Company's Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company.

         The following principles of Virginia law apply to the voting of shares of common stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of common stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" such matter except that an abstention will have the same effect as a vote "against" the proposal to amend the
Company's  Articles  of  Incorporation.   "Broker non-votes"  (i.e.,  where a
broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

                                                      OTHER MATTERS

         The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the notice of the meeting. However, f any other matters are properly presented to the stockholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

                                                  STOCKHOLDER PROPOSALS

         Any proposal which a stockholder may esire to present to the 1999 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company prior to November 15, 1998.

                                         By the order of the Board of Directors


                                         Thomas H. Potts
                                         President

March 26, 1998